Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER
FISCAL 2024 RESULTS
HILLIARD, Ohio – (November 2, 2023) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal second quarter ended September 30, 2023.
Second Quarter Fiscal 2024 Results
•Net sales decreased 11.8% to $780.2 million
•Net income decreased 10.7% to $137.0 million
•Net income per diluted share decreased 4.8% to $1.71
•Adjusted EBITDA (Non-GAAP) decreased 6.4% to $246.3 million
•Adjusted Earnings per share (Non-GAAP) decreased 4.8% to $1.71

Year-to-Date Fiscal 2024 Results
•Net sales decreased 13.4% to $1,558.3 million
•Net income decreased 9.0% to $310.9 million
•Net income per diluted share decreased 3.0% to $3.89
•Adjusted EBITDA (Non-GAAP) decreased 6.2% to $527.6 million
•Adjusted Earnings per share (Non-GAAP) decreased 6.0% to $3.78
•Cash provided by operating activities increased 5.0% to $458.9 million
•Free cash flow (Non-GAAP) increased 4.1% to $376.2 million

Scott Barbour, President and Chief Executive Officer of ADS commented, "In the second quarter, we saw better than expected performance in the Infiltrator business and Allied products portfolio continue, despite demand headwinds from higher interest rates, credit tightening and economic uncertainty. Results from the ADS pipe portfolio remain in line with expectations. Importantly, we demonstrated the resilience of the business model through the 180 basis point expansion in Adjusted EBITDA margin, even with the lower demand environment. The margin performance this quarter benefited from sales mix, as well as previous investments in the business including automation and tooling, effective management of price/cost as well as continuous improvement within our operations."

"Demand for our innovative solutions continues to be driven by the secular trend of larger-scale and more frequent water-related climate events. ADS plays an important role in providing sustainable water management solutions, while additionally being a valued resource as regulations develop. The secular trend to manage storm water, combined with our material conversion strategy, gives us confidence in our strategic investments to support the long-term growth of the business. For instance, we announced this morning we are building a manufacturing facility in Lake Wales, Florida that will position us to continue to grow in Florida and the Southeast, a very important geographic region of the United States.

Barbour concluded, "With the first half of Fiscal 2024 behind us, we have narrowed our revenue target towards the upper end of the previous range and increased the Adjusted EBITDA mid-point guidance for the year. This reflects a continuation of demand trends experienced during the first half of the year, as well as confidence in our ability to manage margin performance, as demonstrated this quarter. Consistent with the previous guidance, our uncertainty remains as to the impact of tightening credit standards and higher interest rates on the non-residential and residential markets in the second half of the fiscal year. We will continue to focus on execution, delivering service to our customers and pursuing growth through attractive products, markets and partnerships, investing in capital and resources at both ADS and Infiltrator for when the market rebounds."
Second Quarter Fiscal 2024 Results
Net sales decreased $104.0 million, or 11.8%, to $780.2 million, as compared to $884.2 million in the prior year quarter. Domestic pipe sales decreased $70.6 million, or 14.1%, to $430.4 million. Domestic allied products & other sales decreased $18.9 million, or 9.3%, to $183.3 million. Infiltrator sales decreased $17.0 million, or 11.3%, to $133.7 million. The decrease in domestic net sales was primarily driven by lower demand in the U.S. construction and agriculture end markets. International sales decreased $4.0 million, or 5.5%, to $69.4 million.

Gross profit decreased $17.3 million, or 5.4%, to $302.7 million as compared to $320.0 million in the prior year. The decrease in gross profit is primarily due to the decrease in volume and unfavorable fixed cost absorption, partially offset by favorable material costs.
Net income per diluted share decreased $0.09, or 4.8%, to $1.71, as compared to $1.80 per share in the prior year quarter, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) decreased $17.0 million, or 6.4%, to $246.3 million, as compared to $263.2 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 31.6% as compared to 29.8% in the prior year.
Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2023 Results
Net sales decreased $240.1 million, or 13.4%, to $1,558.3 million, as compared to $1,798.4 million in the prior year quarter. Domestic pipe sales decreased $166.9 million, or 16.3%, to $859.0 million. Domestic allied products & other sales decreased $34.4 million, or 8.6%, to $366.7 million. Infiltrator sales decreased $41.8 million, or 13.2%, to $275.2 million. The decrease in domestic net sales was driven by lower demand in the U.S. construction and agriculture end markets. International sales decreased $22.8 million, or 15.7%, to $122.2 million.
Gross profit decreased $37.9 million, or 5.6%, to $634.1 million as compared to $672.1 million in the prior year. The decrease in gross profit is primarily due to the decrease in volume and unfavorable fixed cost absorption, partially offset by favorable material costs.
Net income per diluted share decreased $0.12, or 3.0%, to $3.89, as compared to $4.01 per share in the prior year quarter. Results for the fiscal 2024 include a $14.9 million gain on the sale of assets, which after considering the income tax impact of this gain impacted net income per diluted share by $0.14.
Adjusted EBITDA (Non-GAAP) decreased $34.7 million, or 6.2%, to $527.6 million, as compared to $562.2 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 33.9% as compared to 31.3% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $458.9 million, as compared to $437.0 million in the prior year. Free cash flow (Non-GAAP) was $376.2 million, as compared to $361.5 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $850.2 million as of September 30, 2023, a decrease of $257.6 million from March 31, 2023.
ADS had total liquidity of $1,059.3 million, comprised of cash of $470.4 million as of September 30, 2023 and $588.9 million of availability under committed credit facilities. As of September 30, 2023, the Company’s trailing-twelve-month leverage ratio was 1.0 times Adjusted EBITDA.
In the six months ended September 30, 2023, the Company repurchased 1.0 million shares of its common stock for a total cost of $101.6 million. As of September 30, 2023, approximately $315.9 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2024 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2024. Net sales are now expected to be in the range of $2.700 billion to $2.800 billion. Adjusted EBITDA is expected to be in the range of $800 to $850 million. The outlook for capital expenditures is unchanged, expected to be in the range of $200 million to $225 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://conferencingportals.com/event/TTnYXFWe using Conference ID: 45786. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.

About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; cybersecurity risks; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Net sales	$780,220	$884,209	$1,558,266	$1,798,395
Cost of goods sold	477,543	564,246	924,129	1,126,325
Gross profit	302,677	319,963	634,137	672,070
Operating expenses:
Selling, general and administrative	91,725	88,639	178,236	175,159
Loss (gain) on disposal of assets and costs from exit and disposal activities	123	(102)	(13,181)	201
Intangible amortization	12,792	13,841	25,594	27,518
Income from operations	198,037	217,585	443,488	469,192
Other expense:
Interest expense	21,941	18,261	43,653	29,333
Derivative (gain) loss and other (income) expense, net	(7,506)	395	(11,055)	(1,507)
Income before income taxes	183,602	198,929	410,890	441,366
Income tax expense	47,476	47,508	102,534	102,573
Equity in net income of unconsolidated affiliates	(901)	(1,956)	(2,576)	(3,066)
Net income	137,027	153,377	310,932	341,859
Less: net income attributable to noncontrolling interest	1,225	1,370	1,478	2,706
Net income attributable to ADS	$135,802	$152,007	$309,454	$339,153

Weighted average common shares outstanding:
Basic	78,606	83,466	78,756	83,306
Diluted	79,307	84,498	79,475	84,485
Net income per share:
Basic	$1.73	$1.82	$3.93	$4.07
Diluted	$1.71	$1.80	$3.89	$4.01
Cash dividends declared per share	$0.14	$0.12	$0.28	$0.24

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	September 30, 2023	March 31, 2023
ASSETS
Current assets:
Cash	$470,409	$217,128
Receivables, net	352,562	306,945
Inventories	385,090	463,994
Other current assets	23,855	29,422
Total current assets	1,231,916	1,017,489
Property, plant and equipment, net	773,993	733,059
Other assets:
Goodwill	620,165	620,193
Intangible assets, net	382,050	407,627
Other assets	129,850	122,757
Total assets	$3,137,974	$2,901,125
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$12,950	$14,693
Current maturities of finance lease obligations	11,698	8,541
Accounts payable	223,536	210,111
Other accrued liabilities	158,784	142,400
Accrued income taxes	20,899	3,057
Total current liabilities	427,867	378,802
Long-term debt obligations, net	1,264,197	1,269,391
Long-term finance lease obligations	31,729	32,272
Deferred tax liabilities	159,060	159,056
Other liabilities	72,942	66,744
Total liabilities	1,955,795	1,906,265
Mezzanine equity:
Redeemable common stock	133,349	153,220
Total mezzanine equity	133,349	153,220
Stockholders’ equity:
Common stock	11,663	11,647
Paid-in capital	1,173,574	1,134,864
Common stock in treasury, at cost	(1,039,717)	(920,999)
Accumulated other comprehensive loss	(29,658)	(27,580)
Retained earnings	913,551	626,215
Total ADS stockholders’ equity	1,029,413	824,147
Noncontrolling interest in subsidiaries	19,417	17,493
Total stockholders’ equity	1,048,830	841,640
Total liabilities, mezzanine equity and stockholders’ equity	$3,137,974	$2,901,125

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2023	2022
Cash Flow from Operating Activities
Net income	$310,932	$341,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,961	71,500
Deferred income taxes	519	(3,117)
(Gain) loss on disposal of assets and costs from exit and disposal activities	(13,181)	201
Stock-based compensation	16,234	13,733
Amortization of deferred financing charges	1,022	398
Fair market value adjustments to derivatives	(1,889)	2,183
Equity in net income of unconsolidated affiliates	(2,576)	(3,066)
Other operating activities	756	(713)
Changes in working capital:
Receivables	(43,530)	(43,680)
Inventories	79,215	15,799
Prepaid expenses and other current assets	(2,228)	(7,776)
Accounts payable, accrued expenses, and other liabilities	39,629	49,703
Net cash provided by operating activities	458,864	437,024
Cash Flows from Investing Activities
Capital expenditures	(82,625)	(75,545)
Proceeds from disposition of assets	19,979	—
Acquisition, net of cash acquired	—	(48,010)
Other investing activities	446	46
Net cash used in investing activities	(62,200)	(123,509)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(3,500)	(3,500)
Proceeds from Revolving Credit Agreement	—	26,200
Payments on Revolving Credit Agreement	—	(140,500)
Proceeds from Amended Revolving Credit Agreement	—	97,000
Payments on Amended Revolving Credit Agreement	—	(97,000)
Proceeds from Senior Notes due 2030	—	500,000
Debt issuance costs	—	(11,575)
Payments on Equipment Financing	(4,458)	(7,104)
Payments on finance lease obligations	(5,452)	(3,153)
Repurchase of common stock	(101,564)	(192,602)
Cash dividends paid	(22,224)	(20,367)
Dividends paid to noncontrolling interest holder	—	(1,727)
Proceeds from exercise of stock options	2,623	4,660
Payment of withholding taxes on vesting of restricted stock units	(8,811)	(25,512)
Net cash (used in) provided by financing activities	(143,386)	124,820
Effect of exchange rate changes on cash	3	(1,103)
Net change in cash	253,281	437,232
Cash at beginning of period	217,128	20,125
Cash at end of period	$470,409	$457,357

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2023			September 30, 2022
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$430,389	$(9,563)	$420,826	$500,978	$(10,770)	$490,208
Infiltrator	133,731	(17,553)	116,178	150,735	(22,450)	128,285
International
International - Pipe	52,405	(1,020)	51,385	56,461	(7,339)	49,122
International - Allied Products & Other	17,027	(26)	17,001	17,002	—	17,002
Total International	69,432	(1,046)	68,386	73,463	(7,339)	66,124
Allied Products & Other	183,304	(8,474)	174,830	202,200	(2,608)	199,592
Intersegment Eliminations	(36,636)	36,636	—	(43,167)	43,167	—
Total Consolidated	$780,220	$—	$780,220	$884,209	$—	$884,209

	Six Months Ended
	September 30, 2023			September 30, 2022
	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$858,961	$(17,707)	$841,254	$1,025,835	$(20,644)	$1,005,191
Infiltrator	275,217	(36,131)	239,086	317,025	(51,356)	265,669
International
International - Pipe	89,583	(1,548)	88,035	109,880	(13,198)	96,682
International - Allied Products & Other	32,625	(26)	32,599	35,097	—	35,097
Total International	122,208	(1,574)	120,634	144,977	(13,198)	131,779
Allied Products & Other	366,749	(9,457)	357,292	401,109	(5,353)	395,756
Intersegment Eliminations	(64,869)	64,869	—	(90,551)	90,551	—
Total Consolidated	$1,558,266	$—	$1,558,266	$1,798,395	$—	$1,798,395
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Segment Adjusted Gross Profit
Pipe	$125,856	$146,153	$286,505	$314,732
Infiltrator	73,663	71,278	147,927	147,072
International	21,339	17,630	37,368	38,114
Allied Products & Other	106,239	106,030	212,424	215,071
Intersegment Elimination	(454)	430	(2,509)	(385)
Total Segment Adjusted Gross Profit	326,643	341,521	681,715	714,604
Depreciation and amortization	22,622	20,800	45,421	41,102
Stock-based compensation expense	1,344	758	2,157	1,432
Total Gross Profit	$302,677	$319,963	$634,137	$672,070
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2023	2022	2023	2022
Net income	$137,027	$153,377	$310,932	$341,859
Depreciation and amortization	36,721	35,922	73,961	71,500
Interest expense	21,941	18,261	43,653	29,333
Income tax expense	47,476	47,508	102,534	102,573
EBITDA	243,165	255,068	531,080	545,265
Loss (gain) on disposal of assets and costs from exit and disposal activities	123	(102)	(13,181)	201
Stock-based compensation expense	9,331	7,460	16,234	13,733
Transaction costs	52	368	2,024	2,083
Interest income	(5,137)	(1,991)	(8,626)	(2,108)
Other adjustments(a)	(1,284)	2,399	32	3,071
Adjusted EBITDA	$246,250	$263,202	$527,563	$562,245
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2023	2022
Net cash flow from operating activities	$458,864	$437,024
Capital expenditures	(82,625)	(75,545)
Free cash flow	$376,239	$361,479
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table diluted presents earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein. Adjusted earnings per share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted earnings per share are measures used by management and may be useful for investors to evaluate the Company's operational performance.

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Diluted Earnings Per Share	$1.71	$1.80	$3.89	$4.01
Loss (gain) on disposal of assets and costs from exit and disposal activities	—	—	(0.17)	—
Transaction costs	—	—	0.03	0.02
Income tax impact of adjustments (a)	—	—	0.03	(0.01)
Adjusted Earnings per Share	$1.71	$1.80	$3.78	$4.02

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.